                                                                     EXHIBIT 9.1

                                AMENDMENT NO. 1

                                       TO

                           INVESTORS RIGHTS AGREEMENT

        This Amendment No. 1 to Investors Rights Agreement (this "Amendment") is made by and among Capstone Turbine Corporation, a California corporation, with a principal place of business at 6430 Independence Avenue, Woodland Hills, CA 91367 (the "Company") and each of the parties to the Investors Rights Agreement dated August 22, 1997.

                                   BACKGROUND

        WHEREAS, the Company and certain of its shareholders are party that certain Investors Rights Agreement, dated August 22, 1997 (the "Agreement");

        WHEREAS, since the date of the Agreement the Company has issued certain warrants and additional shares of Preferred Stock, including shares of a newly designated Convertible Preferred Stock, Series F ("Series Preferred Stock"), to existing Shareholders (as defined in the Agreement) and to new Shareholders;

        WHEREAS, the Company proposes to issue up to 37,500,000 shares of a newly designated series of Convertible Preferred Stock, Series G ("Series G Preferred Stock") to existing Shareholders and to new Shareholders at a price of $4.00 per share, which may be effected through multiple closings (the "Series G Financing"), and may in the future issue additional shares of Series G Preferred Stock;

        WHEREAS, pursuant to the terms of the Agreement, the Company has made or will make new investors acquiring Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock after the November 1997 second closing of the Series E placement (collectively, the "New Shareholders") parties to the Agreement, provided each such New Investor has executed or will execute a counterpart signature page to the Agreement;

        WHEREAS, in light of the foregoing, the Company and the Shareholders executing this Amendment wish to amend and clarify the Agreement as set forth herein; and

        WHEREAS, capitalized terms not defined herein shall have the meanings set forth in the Investors Rights Agreement;

        NOW, THEREFORE, in consideration of the representations, warranties, and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Negative Covenants.

        Section 2.2(a)(ii) of the Agreement is hereby amended and restated in its entirety to read:

                      (ii) Repurchase any shares of Preferred Stock, Common
               Stock or warrants (other than Employee Stock or redemptions effected upon the terms contained in the Amended and Restated Articles of Incorporation of the Company); provided, that any repurchase of Preferred Stock will, subject to the terms of the Restated Articles, be undertaken pro rata among shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, and Warrants, if any, for Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock;

2. Piggy-Back Registration Rights; Cutbacks. Section 3.1 of the Agreement is hereby amended to add the following sentence immediate following the penultimate sentence thereof:

               "Any reduction in the number of Registrable Shares to be included in such registration statement pursuant to the foregoing sentence shall be allocated among holders of Registrable Shares requesting their inclusion under this Section 3.1 on a pro rata basis in proportion to the number of shares requested to be included by each such holder."

3. Demand Registration; Number of Demands. In order to reflect the addition of the New Shareholders as Shareholders under the Agreement and the Company's obligations under Section 3.12, upon the first closing of the Series G Financing, the third sentence of Section 3.2 of the Agreement shall be automatically amended hereby by replacing the word "two" with the word "four", such that the Company may be required to effect a total of "four" Demand Registrations under this Section 3.2 (subject to further future adjustments under Section 3.12 of the Agreement).

4. Registrations on Form S-3; Number of Registrations. In order to reflect the addition of the New Shareholders as Shareholders under the Agreement and the Company's obligations under Section 3.12, upon the first closing of the Series G Financing, Section 3.3(a) of the Agreement shall be automatically amended hereby by replacing the word "four" with the word "six", such that the Company may be required to effect a total of "six" registrations on Form S-3 (subject to further future adjustments under Section 3.12 of the Agreement):

5. Notwithstanding Section 3.11 of the Agreement, no Shareholder shall be prohibited from at any time selling or otherwise disposing of securities of the Company purchased by such Shareholder in the public market (including shares previously sold to the public in a registered public offering and shares previously sold into the public markets pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended).

6. Other Registration Rights. Section 3.12 of the Agreement is hereby amended and restated in its entirety to read as follows:

                      3.12 Other Registration Rights. The Company shall not
               grant any registration rights to any other Person which registration rights are senior to the registration rights of the Holders, unless the Company shall first obtain the written consent of holders of a majority of the Registrable Shares. The Company may grant registration rights in the future to any future purchaser of the Securities of the Company which are on parity with the Holders (including without limitation by making any such purchaser a Shareholder under this Agreement), without the consent of the Holders, provided that such purchasers agree in writing to be bound by the provisions of this Agreement and provided further that, if such rights are granted on parity with the Holders and if the aggregate number of Registrable Shares is increased thereby by at least 10%, the number of permitted Demand Registrations and the number of permitted registrations under
               Section 3.3(a) shall each be increased by at least one. The Company has the right to add employees of the Company who have options or Securities of the Company, and to add any future purchasers of Series G Preferred Stock up to thirty-seven million five hundred thousand (37,500,000) shares in the aggregate (including those being sold in the Series G Financing), as parties to this Agreement, without regard to the foregoing sentence.

7. Shareholders. Prior to the Closing of the sale of Series G Preferred Stock, the Shareholders are as listed in Schedule A hereto. Upon the Closing of any sale of the Series G Preferred Stock, or upon the addition of any other Shareholders to the Agreement, the Company shall amend Schedule A to reflect the inclusion of New Shareholders acquiring Series G Preferred Stock.

8. Acknowledgment. Each of the undersigned Shareholders acknowledges compliance by the Company with the terms of all preemptive rights, rights of first offer or other similar participation rights held thereby (including without limitation under Article IV of the Agreement and that certain Rights Agreement dated March 30, 1999) (collectively, "Preemptive Rights") through the date hereof in connection with any and all issuances of the Company's equity securities or convertible debt securities, including without limitation in connection with the Series G Financing. Each such Shareholder acknowledges and agrees that it has, to the extent it is not already participating in the Series G Financing, waived its Preemptive Rights in connection therewith; provided, however, that such waiver shall not preclude the exercise of such Preemptive Rights in future financings to the extent otherwise applicable by their terms.

9. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of February __, 2000.

CAPSTONE TURBINE CORPORATION


By:  /s/ JEFFREY R. WATTS
   -----------------------------------------
   Jeffrey R. Watts, Chief Financial Officer

                           INVESTORS RIGHTS AGREEMENT

        This Agreement is made by and among Capstone Turbine Corporation, a California corporation, with a principal place of business at 6025 Yolanda Avenue, Tarzana, California 91356 (the "Company") and each of the shareholders, optionholders, and warrantholders set forth in the signature lines below.

                                   BACKGROUND

        WHEREAS, the Company sold 3,100,0000 shares of Convertible Preferred Stock, Series A ("Series A Preferred Stock") to various purchasers (the "1993 Series A Purchasers") pursuant to a Preferred Stock Purchase Agreement dated as of March 31, 1993 as amended on July 29, 1994 (the "1993 Stock Purchase Agreement");

        WHEREAS, the Company sold an additional 3,300,000 shares of Series A Preferred Stock to various purchasers pursuant to a Preferred Stock Purchase Agreement dated as of July 29, 1994 (the "1994 Stock Purchase Agreement");

        WHEREAS, the Company sold 3,333,334 shares of Series B Preferred Stock to Fletcher Challenge Distributed Generation, Inc., a Delaware corporation, pursuant to a Preferred Stock Purchase Agreement dated as of May 16, 1995 (the "1995 Stock Purchase Agreement").

        WHEREAS, the Company sold 5,101,611 shares of Series C Preferred Stock ("Series C Preferred Stock") to various purchasers and issued warrants to such purchasers pursuant to a Preferred Stock Purchase Agreement dated as of February 8, 1996 (the "1996 Stock Purchase Agreement");

        WHEREAS, the Company sold an additional 2,500,000 shares of Series C Preferred Stock to Vulcan Ventures, Inc., a Washington corporation, pursuant to a Preferred Stock Agreement dated as of May 20, 1996(the "Vulcan Stock Purchase Agreement");

        WHEREAS, the Company sold 3,125,000 shares of Series D Preferred Stock ("Series D Preferred Stock") to various purchasers pursuant to a Preferred Stock Purchase Agreement dated as of January 17, 1997 (the "1997 Stock Purchase Agreement"); and

        WHEREAS, the Company as of the date hereof is selling up to 8,333,333 shares of Series E Convertible Preferred Stock ("Series E Preferred Stock"), subject to increase, pursuant to a Preferred Stock Purchase Agreement dated the date hereof (the "1997 Series E Stock Purchase Agreement"), which may be effectuated through multiple closings.

        NOW, THEREFORE, in consideration of the representations, warranties, and agreements contained herein, the parties agree as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

        1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Agreement" means this Investor Rights Agreement as from time to time amended and in effect between the parties, including all Exhibits hereto.

        "Board" or "Board of Directors" means the board of directors of the Company as constituted from time to time.

        "Commission" shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

        "Common Stock" means the Company's Common Stock.

        "Common Shares" means shares of the Company's Common Stock.

        "Company" means Capstone Turbine Corporation, a California corporation, and its successors and assigns.

        "Consolidated" and"consolidating" when used with reference to any term defined herein mean that term as applied to the accounts of the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles consistently applied throughout reporting periods.

        "Controlled Entity" means any corporation, firm or entity under the control of the Company.

        "Continuing Founder" means a Founder who continues to hold at least 750,000 shares of Common Stock, as adjusted for any Recapitalization Events.

        "Conversion Shares" means shares of Common Stock issuable upon conversion of the Preferred Shares.

        "Directors" means the members from time to time of the Board of Directors.

        "Employee Stock" means any Common Stock of the Company, whether now or hereafter authorized, that the Company has issued or sold or received for issuance to an employee pursuant to an employee stock purchase, option or benefit plan, agreement or other arrangement.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission (or of any other federal agency then administering the Exchange Act) thereunder, all as the same shall be in effect at the time.



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

        "Founders" mean Robin Mackay and James C. Noe.

        "Holder" means any person owning or having the right to acquire Registrable Shares or any assignee thereof in accordance with Section 3.14 hereof.

        "Immediate Family" means any spouse, child, grandchild, brother, parent or sister of a Holder.

        "Initial Public Offering" means the first underwritten public offering of Common Stock of the Company for the account of the Company and offered on a "firm commitment" basis pursuant to an offering registered under the Securities Act with the Commission on Form S-1, Form SB-1, Form SB-2 or their then equivalents.

        "Intellectual Property Rights" means any and all, whether domestic or foreign, patents, patent applications, patent rights, trade secrets, confidential business information, formulae, processes, laboratory notebooks, algorithms, copyrights, mask works, claims of infringement against third parties, licenses, permits, license rights, contract rights with employees, consultants and third parties, trademarks, trade names, service marks, inventions and discoveries, and other such rights generally classified as intangible property assets in accordance with generally accepted accounting principles.

        "Notice of Acceptance" shall have the meaning assigned to that term in
Section 4.2.

        "Offer" shall have the meaning assigned to that term in Section 4. 1.

        "Offered Securities" shall have the meaning assigned to that term in
Section 4. 1.

        "Person" means an individual, corporation, partnership, joint venture, trust, university, or unincorporated organization, or a government, or any agency or political subdivision thereof.

        "Preemptive Shareholder" shall have the meaning assigned to that term in
Section 4.1.

        "Preferred Shares" means the shares of preferred stock of the Company now held or hereafter acquired by any Shareholder.

        "Qualified Public Offering" means an underwritten public offering on a firm commitment basis pursuant to an effective registration statement filed pursuant to the Securities Act covering the offer and sale of Common Stock of the Company in which the net proceeds of the offering equal or exceed $30,000,000 (net of underwriting discounts and commissions) and in which the price per share of the Common Stock equals or exceeds $8 (subject to appropriate adjustment for Recapitalization Events).

        "Recapitalization Events" means stock splits, stock dividends, recapitalizations, reclassifications and similar events.

        "Refused Securities" shall have the meaning assigned to that term in
Section 4.3.



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

        "Registrable Shares" shall mean and include (i) the Conversion Shares,
(ii) all shares of Common Stock issued or issuable upon the exercise or conversion of any warrant, right or convertible security issued as a dividend or distribution with respect to, or in exchange or replacement for, Preferred Shares or Conversion Shares; (iii) shares of Common Stock otherwise held by a Shareholder; and (iv) any shares of Common Stock issued to (or issuable upon exercise of warrants issued to) any bank or other lender, or equipment lessor in connection with the Company obtaining a loan or equipment financing, if the Company expressly accords to such shares the registration rights contained in this Agreement; provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares upon the consummation of any sale of such shares pursuant to a registration statement or Rule 144 under the Securities Act. Wherever reference is made in this Agreement to holders of Registrable Shares or to a request or consent of holders of a certain percentage of Registrable Shares, each holder of Preferred Shares shall be deemed to hold the Conversion Shares issuable upon conversion of the Preferred Shares, even if such conversion has not yet been effected.

        "Securities" means any shares of capital stock of the Company or any securities convertible into or exchangeable for any class of capital stock of the Company and all securities into which such Securities may be converted or reclassified as a result of any merger, consolidation, stock split, stock dividend or other recapitalization of the Company whether now owned or hereafter acquired.

        "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission (or of any other federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

        "Shareholders" means (i) Persons listed in Exhibit A attached to this Agreement, (ii) any Person who purchases from the Company after the date hereof newly issued shares of preferred or common stock of the Company and who, as permitted by this Agreement, becomes a party to this Agreement and executes a counterpart of this Agreement, (iii) any permitted assignee or transferee from any of the foregoing of Registrable Shares who is not a competitor of the Company pursuant to the terms of this Agreement, and (iv) any Warrantholder who exercises a warrant for the Company's Securities.

        "Shares" means, collectively, the Preferred Shares and the Conversion Shares.

        "Stockholders Agreement" shall have the meaning set forth in Section
6.1.

        "Subsidiary" or "Subsidiaries" means any Person of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time at least fifty percent (50%) of the outstanding voting securities.

        "Transfer" shall have meaning set forth in Section 5. 1.

        "Warrantholder" means a holder of Warrants to acquire stock of the Company, as listed in Exhibit B as may be amended from time to time.

        "Warrants" means warrant certificates representing the right to purchase stock of the Company.

        1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

                                   ARTICLE II
                            COVENANTS OF THE COMPANY

        2.1. Certain Affirmative Covenants of the Company. The Company covenants and agrees that until the consummation of a Qualified Public Offering, it will use its diligent efforts perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

               (a) Agreements of Officers and Employees. Cause each employee of the Company now or hereafter employed, and all consultants of the Company, who are involved in the design, review, evaluation or development of products or Intellectual Property Rights to execute and deliver a Confidentiality and Invention Assignment Agreement in form and substance reasonably satisfactory to the Board of Directors of the Company.

               (b) Indemnification. Maintain provisions in its By-laws or Articles of Incorporation exculpating and indemnifying all Directors from and against liability to the maximum extent permitted under the laws of the state of its incorporation.

               (c) Keeping of Records and Books of Account. Keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company, and in which, for each fiscal you, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

               (d) Controls. Maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        2.2. Negative Covenants.

               (a) Covenants. The Company shall not, without the prior written consent or affirmative vote of the holders of record of at least 51% of the total outstanding shares of all series of Preferred Stock of the Company voting on aggregate basis:

                    (i) Declare or pay any dividends or make any other distributions on shares of Common Stock;

                    (ii) Repurchase any shares of Preferred Stock, Common Stock or warrants (other than Employee Stock or redemptions effected upon the terms contained in the Amended and Restated Articles of Incorporation of the Company); provided, that any repurchase of Preferred Stock will be undertaken pro rata among shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Warrants for Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock;

                    (iii) Make, or permit any Controlled Entity to make, any guaranty, other than in the ordinary course of business or on behalf of the Company or a wholly-owned subsidiary of the Company;

                    (iv) Merge with or consolidate into any corporation, firm or entity, or sell, lease or otherwise dispose of all or substantially all of its assets unless the Company is the surviving or acquiring entity and except in connection with reincorporation mergers;

                    (v) Mortgage or pledge, or create a security interest in, or permit any Controlled Entity to mortgage, pledge or create a security interest in, all or substantially all of the property of the Company unless unanimously authorized by the entire Board of Directors of the Company;

               (b) Termination. The provisions of this Section 2.2 shall terminate upon the earlier to occur of (i) an Automatic Conversion Event (as defined in the Company's Amended and Restated Articles of Incorporation), (ii) the date upon which less than 1,000,000 shares of the Preferred Stock (as adjusted for Recapitalization Events) are outstanding, or (iii) a Qualified Public Offering.

        2.3. Reporting Requirements. Until the consummation of a Qualified Public Offering, the Company will furnish the following to each Shareholder, so long as such Shareholder continues to own at least 10% of the then outstanding capital stock of the Company, and subject to the confidentiality provisions of
Section 7.7, unless such Shareholder waives in writing its rights to receive such reports:

               (a) Monthly and Quarterly Reports. As soon as available and in any event within 45 days after the end of each calendar month, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such month and consolidated and consolidating statements of income and a summary statement of monthly cash flow of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, prepared in accordance with generally accepted accounting principles consistently applied (except for the exclusion of footnotes); and, as soon as available and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year, financial statements containing the same information as required in the monthly financial statements set forth on a quarterly basis, prepared in accordance with generally accepted accounting principles consistently applied (except for the exclusion of footnotes). All such monthly and quarterly financial statements may be unaudited.



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

               (b) Annual Reports. As soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income and of cash flow of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all such consolidated statements to be duly certified by the chief financial officer of the Company and a firm of independent public accountants approved by the Board of Directors accompanied by a management control letter prepared by such independent public accounting firm.

               (c) Budgets and Business Plan. As soon as available and in any event at least 30 days before the beginning of each fiscal year of the Company, a business plan and prepared on a monthly basis, operating budget for the forthcoming fiscal year, and as soon as available any revisions thereto.

               (d) Reports and Other Information. Provide to each such Shareholder with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be requested.

        2.4. Inspection Rights. until the consummation of a Qualified Public Offering, the Company will permit each Shareholder, so long as such Shareholder continues to own at least 10% of the outstanding capital stock of the Company, and such Shareholder's employees, agents or representatives, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, consultants, directors, employees, attorneys or independent accountants; provided, however, that any Shareholder, employee, agent or representative, as the case may be, agrees to hold all information confidential on the terms set forth in Section 7.7 hereof and pursuant to such other non-disclosure agreement as the Company determines appropriate; and further provided that the Company is not obligated to provide access to any information which it believes would adversely affect the attorney-client privilege.

                                   ARTICLE III
                               REGISTRATION RIGHTS

        3.1. Piggy-Back Registration. If at any time the Company shall determine to register for its own account or the account of others under the Securities Act (including without limitation pursuant to the Qualified Public Offering, the Initial Public Offering or a demand for registration of any Shareholder of the Company) any of its equity securities, other than on Form S-8 or Form S-4 or their then equivalents (a "Piggy-Back Registration"), it shall send to each Holder, written notice of such determination and, if within fifteen (15) days after receipt of such notice, such Holder shall so request in writing, the Company shall use its diligent efforts to include in such registration statement all or any part of the Registrable Shares such Holder requests to be registered, except that if, in connection with any offering involving an underwriting of Common Stock to be issued by the Company, the managing underwriter shall impose a limitation on the number of shares of Common Stock which may be included in the registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution, then the Company shall be obligated to include in such registration statement only such limited portion (or none, if so required by the managing underwriter) of the Registrable Shares with respect to which such Holder has requested inclusion hereunder. No right under this Section 3.1 shall be construed to limit any registration required under Section 3.2.

        3.2. Demand Registration. If on any occasion Holders holding a majority of the then outstanding Registrable Shares shall notify the Company in writing that it or they intend to offer or cause to be offered for public sale at least 35% of the then outstanding Registrable Shares, the Company will so notify all Holders. Upon written request of any Holder given within fifteen (15) days after the receipt by such Holder from the Company of such notification, the Company will use its diligent efforts to cause such of the Registrable Shares as may be requested by any Holder (including the Holder giving the initial notice of intent to offer) to be registered under the Securities Act as expeditiously as possible (a "Demand Registration"). The Company shall not be required to effect more than two Demand Registrations. If in the good faith judgment of the Board of Directors of the Company, a Demand Registration would be detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is important to defer the filing of such registration statement at such time, then the Company shall have the right to defer such filing, provided that the Company may not defer the filing for a period of more than 180 days after receipt of the request for a Demand Registration, or more than once in any 12-month period. The Holders may not exercise their rights under this Section
3.2 until the earlier to occur of (i) thirty-six (36) months following the date of this Agreement or (ii) six months after the effectiveness of any registration statement covering the Initial Public Offering. The Holders may not exercise their right under this Section 3.2 within one hundred eighty (180) days of the effective date of any registration statement (other than on Form S-8) covering capital stock of the Company.

        3.3. Registrations on Form S-3. In addition to the rights provided the Holders in Sections 3.1 and 3.2 above, if the registration of Registrable Shares under the Securities Act can be effected on Form S-3 (or any equivalent successor form promulgated by the Commission), then the Company shall provide the Holders with the following rights:

               (a) For the Holders. Upon the written request of one or more Holders, the Company will so notify each Holder, and then will, as expeditiously as possible, use its diligent efforts to effect qualification and registration under the Securities Act on Form S-3 of all or such portion of the Registrable Shares as the Holders shall specify; provided, however, the Company shall not be required to effect a registration pursuant to this Section 3.3(a) unless the market value of the Registrable Shares to be sold by the Holders in any such registration shall be at least $2,000,000 at the time of filing such registration statement, and further provided that the Company shall not be required to effect more than one registration during any 12 month period pursuant to this Section 3.3(a) or more than four registrations in the aggregate pursuant to this Section 3.3(a).

               (b) Conflicts. In the event that, in a registration under this
Section 3.3 which is effected through an underwriter, the underwriter imposes a limitation on the number of Registrable Shares which may be included in the registration statement in order to effect an orderly public distribution, then the Company shall exclude from such registration statement, first, all shares which are not Registrable Shares, and second, Registrable Shares which are requested to be included pursuant to
Section 3.1.

        3.4. Effectiveness. The Company will use its diligent efforts to maintain the effectiveness for up to one hundred twenty (120) days (or such shorter period of time as the underwriters need to complete the distribution of the registered offering, or ninety (90) days in the case of a "shelf" registration statement on Form S-3) of any registration statement pursuant to which any of the Registrable Shares are being offered, and from time to time will amend or supplement such registration statement and the prospectus contained therein to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulation. The Company will also provide each Holder with as many copies of the prospectus contained in any such registration statement as it may reasonably request.

        3.5. Indemnification of Holders.

               (a) In the event that the Company registers any of the Registrable Shares under the Securities Act, the Company will indemnify and hold harmless each Holder and each underwriter of the Registrable Shares (including their officers, directors, affiliates and partners) so registered (including any broker or dealer through whom such shares may be sold) and each Person, if any, who controls such Holder or any such underwriter within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them become subject under the Securities Act, applicable state securities laws or under any other statute or at common law or otherwise, as incurred, and, except as hereinafter provided, will reimburse each such Holder, each such underwriter and each such controlling Person if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, as incurred, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or the registration statement or prospectus as from time to time amended or supplemented by the Company) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration, unless (i) such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or amended preliminary prospectus or final prospectus in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by any such holder of Registrable Shares or its controlling person (in the case of indemnification of such holder or its controlling person), or any such underwriter or its controlling person (in the case of indemnification of such underwriter or its controlling person) expressly for use therein, or unless (ii) in the case of a sale directly by such Holder of (including a sale of such Registrable Shares through any underwriter retained by such holder of Registrable Shares to engage in a distribution on behalf of such Holder), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus copies of which were delivered to such Holder or such underwriter on a timely basis, and such Holder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation for the sale of the Registrable Shares to the person asserting any such loss, claim, damage or liability in any case where such delivery is required by the Securities Act.

               (b) Promptly after receipt by any Holder, any underwriter or any controlling Person of notice of the commencement of any action in respect of which indemnity may be sought against the Company, such Holder, or such underwriter or such controlling person, as the case may be, will notify the Company in writing of the commencement thereof (provided, that failure to so notify the Company shall not relieve the Company from any liability it may have hereunder) and, subject to the provisions hereinafter stated, the Company shall be entitled to assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to such Holder, of such underwriter or such controlling Person, as the case may be), and the payment of expenses insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Company.

               (c) Such Holder, any such underwriter or any such controlling Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel subsequent to any assumption of the defense by the Company shall not be at the expense of the Company unless the employment of such counsel has been specifically authorized in writing by the Company. The Company shall not be liable to indemnify any Person for any settlement of any such action effected without the Company's written consent. The Company shall not, except with the approval of each party being indemnified under this Section 3.5, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability in respect to such claim or litigation.

               (d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which any Holder exercising rights under this Article III, or any controlling Person of any such Holder, makes a claim for indemnification pursuant to this Section 3.5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.5 provides for indemnification in such case, then, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Holder on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or by the Holder on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Shares offered by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

        3.6. Indemnification of Company.

               (a) In the event that the Company registers any of the Registrable Shares under the Securities Act, each Holder so registered will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed or otherwise participated in the preparation of the registration statement, each underwriter of the Registrable Shares so registered (including any broker or dealer through whom such of the shares may be sold) and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, applicable state securities laws or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse the Company and each such director, officer, underwriter or controlling Person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or in the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such Holder expressly for use therein; provided, however, that such Holder's obligations hereunder shall be limited to an amount equal to the proceeds received by such Holder sold in such registration.

               (b) Promptly after receipt of notice of the commencement of any action in respect of which indemnity may be sought against such Holder, the Company will notify such Holder in writing of the commencement thereof (provided, that failure to so notify such Holder shall not relieve such holder from any liability it may have hereunder), and such Holder shall, subject to the provisions hereinafter stated, be entitled to assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to the Company) and the payment of expenses insofar as such action shall relate to the alleged liability in respect of which indemnity may be sought against such holder of Registrable Shares. The Company and each such director, officer, underwriter or controlling Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel subsequent to any assumption of the defense by such Holder shall not be at the expense of such Holder unless employment of such counsel has been specifically authorized in writing by such Holder. Such Holder shall not be liable to indemnify any Person for any settlement of any such action effected without such Holder's written consent.

               (c) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which the Company exercising its rights under this Article III makes a claim for indemnification pursuant to this Section 3.6, but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this
Section 3.6 provides for indemnification, in such case, then, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Holder on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or by the Holder on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Shares offered by it pursuant to such registration statement; and
(B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

        3.7. Exchange Act Registration. If the Company at any time shall list any class of equity securities of the type which may be issued upon the conversion of the Preferred Stock on any national securities exchange and shall register such class of equity securities under the Exchange Act, the Company will, at its expense, simultaneously list on such exchange and maintain such listing of, the Common Stock. If the Company becomes subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act, the Company will use its diligent efforts to timely file with the Commission such information as the Commission may require under either of said Sections; and in such event, the Company shall use its diligent efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to such Common Stock. The Company shall furnish to any Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule l44, (ii) a copy of the most recent annual or quarterly report of the Company as filed with the Commission, and (iii) such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such Registrable Securities without registration. After the occurrence of the Initial Public Offering, the Company agrees to use its diligent efforts to facilitate and expedite transfers of Common Stock pursuant to

Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Common Stock.

        3.8. Further Obligations of the Company. Whenever under the preceding Sections of this Article III, the Company is required hereunder to register Registrable Shares, it agrees that it shall also do the following:

               (a) Furnish to each selling Holder such copies of each preliminary and final prospectus and such other documents as said holder may reasonably request to facilitate the public offering of its Registrable Shares;

               (b) Use its diligent efforts to register or qualify the Registrable Shares covered by said registration statement under the applicable securities or "blue sky" laws of such jurisdictions as any selling Holder may reasonably request; provided, however, that the Company shall not be obligated to qualify to do business in any jurisdictions where it is not then so qualified or to take any action which would subject it to the service of process in suits other than those arising out of the offer or sale of the securities covered by the registration statement in any jurisdiction where it is not then so subject;

               (c) Furnish to each selling Holder a signed counterpart, addressed to the selling holders, of

                    (i) an opinion of counsel for the Company, dated the effective date of the registration statement, and

                    (ii) "comfort" letters signed by the Company's independent public accountants who have examined and reported on the Company's financial statements included in the registration statement, to the extent permitted by the standards of the American Institute of Certified Public Accountants, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants' "comfort" letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' "comfort" letters delivered to the underwriters in underwritten public offerings of securities;

               (d) Make available for inspection to each selling Holder a copy of all documents filed with and all correspondence from or to the Commission in connection with any such offering of securities; and

               (e) Cooperate to the extent reasonably requested to obtain all necessary approvals from the National Association of Securities Dealers, Inc.

        3.9. Shareholder Acts. Whenever under the preceding Sections of this
Article III the Holders are registering such shares pursuant to any registration statement, each such Holder agrees to (i) timely provide to the Company, at its request, such information and materials as it may reasonably request in order to effect the registration of such Registrable Shares and (ii) convert all shares of Preferred Stock included in any registration statement to shares of Common Stock, such conversion to be effective at the closing of such offering pursuant to such registration statement.

        3.10. Expenses. In the case of all Piggy-Back Registrations effected under Section 3.1, two Demand Registrations effected under Section 3.2, and one registration per 12-month period effected under Section 3.3 up to the maximum number specified therein, the Company shall bear all reasonable costs and expenses of each such registration, including, but not limited to, the Company's printing, legal and accounting fees and expenses, Commission and NASD filing fees and "Blue Sky" fees and expenses; provided, however, that the Company shall have no obligation to pay or otherwise bear any portion of the underwriters' commissions or discounts attributable to the Registrable Shares being offered and sold by be Holders, or the fees and expenses of counsel for the selling Holders in connection with the registration of the Registrable Shares. The Company shall pay all expenses in connection with any registration initiated pursuant to this Article III which is withdrawn, delayed or abandoned at the request of the Company, except if such withdrawal, delay or abandonment is caused by the fraud, material misstatement or omission of a material fact by a Holder to be included in such registration.

        3.11. "Market Stand-Off" Agreement. Each Holder hereby agrees that, during the period of duration (up to, but not exceeding, 180 days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

                    (i) such agreement shall be applicable only during the three-year period following the date of the final prospectus distributed pursuant to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

                    (ii) all officers and directors of the Company, all one-percent (1%) security holders, and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

        In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period, and each Holder agrees that, if so requested, such Holder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 3.11.

        Notwithstanding the foregoing, the obligations described in this Section
3.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future.

        3.12. Other Registration Rights. The Company shall not grant any registration rights to any other Person which registration rights are senior to the registration rights of the Holders, unless the Company shall first obtain the written consent of a majority-in-interest of the Holders. The Company may grant registration rights in the future to any future purchaser of the Securities of the Company which are on parity with the Holders, without the consent of the Holders, provided that such purchasers agree in writing to be bound by the provisions of this Agreement and provided further that, if such rights are granted on parity with the Holders, the number of permitted Demand Registrations and the number of permitted registrations under Section 3.3(a) shall each be increased by at least one. The Company has the right to add employees of the Company who have options or Securities of the Company as parties to this Agreement.

        3.13. S-8 Registration. Reasonably promptly after completion of the Initial Public Offering, the Company shall use its diligent efforts to file with the Commission a registration statement on Form S-8 (or its equivalent successor form) to register all shares of Common Stock issuable pursuant to options granted under the Company's stock option plans adopted by the Company's Board of Directors and approved by the Company's shareholders.

        3.14. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article III may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of at least 500,000 shares of such securities, provided (i) the Company is, within a reasonable time before such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and (iii) the assignee, in the Company's judgment, is not a competitor of the Company.

        3.15. Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Article III after the earlier of (i) five (5) years following the consummation of the sale of securities in an Initial Public Offering, (ii) such time as Rule 144 or another similar exemption under the Act is available for the sale of all of such Holder's shares during a three (3)-month period without registration.

        3.16. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article III.

                                   ARTICLE IV
                              RIGHT OF FIRST OFFER

        4.1. Right of First Offer. Subject to this Article IV, if the Company shall decide to issue or sell, any (i) shares of Common Stock, (ii) any other equity security of the Company, including without limitation, shares of Preferred Stock, (iii) any debt security of the Company which by its terms is convertible into or exchangeable for any equity security of the Company, (iv) any security of the Company that is a combination of debt and equity, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Company, the Company shall, in each case, first offer to sell such securities (the "Offered Securities") to such Shareholders ("Preemptive Shareholders") who hold at least 5% of the then outstanding capital stock of the Company and to each Continuing Founder as follows: The Company shall offer to sell to each Preemptive Shareholder that portion of the Offered Securities as the number of Common Shares which such Preemptive Shareholders then holds or has the right to acquire bears to the sum of the total number of issued and outstanding Common Shares plus the number of Common Shares reserved for issuance upon conversion of outstanding shares of convertible securities of the Company (including the Preferred Stock) and upon exercise of warrants, options and rights outstanding, at a pace and on such other terms as shall have been specified by the Company in writing; delivered to the Preemptive Shareholders (the "Offer"), which Offer by its terms shall remain open for a period of 14 days from the giving of the Offer.

        4.2. Notice of Acceptance. Notice of each Preemptive Shareholder's intention to accept, in whole or in part, any Offer made pursuant to Section 4.1 shall be evidenced by a writing signed by such Preemptive Shareholder and delivered to the Company prior to the end of the 14-day period of such Offer, setting forth the number of shares or securities such Preemptive Shareholder elects to purchase (the "Notice of Acceptance"). Failure of any Preemptive Shareholder to deliver a Notice of Acceptance within said 14 days will be deemed to be a rejection of the Offer.

        4.3. Conditions to Acceptances and Purchase. The Company shall have one hundred twenty (120) days from the end of said 14-day period to sell any such Offered Securities as to which a Notice of Acceptance has not been given (the "Refused Securities") to any Person or Persons, substantially on the same terms and conditions as set forth in the Offer.

        4.4. Termination and Waiver of Right of First Offer. The rights of the Preemptive Shareholders under this Article IV may be waived with respect to each series of Preferred Stock of the Company upon the prior written consent of the holders of a majority of the outstanding shares of such series, and shall terminate immediately prior to the effectiveness of the registration statement with respect to the Initial Public Offering, but expressly conditioned on the consummation of the Initial Public Offering. The rights of any Preemptive Shareholder under this Article IV shall also terminate for all future issuances of Offered Securities if the Preemptive Shareholder does not purchase all of the Offered Securities which it was entitled to purchase in this Article IV.

        4.5. Exception. The rights of the Preemptive Shareholders under this
Article IV shall not apply to:

               (a) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock;

               (b) Preferred Stock issued as a dividend to holders of Preferred Stock or upon any subdivision or combination of shares of Preferred Stock;

               (c) The issuance of any Conversion Shares;

               (d) Common Stock issued upon exercise of options, warrants and rights outstanding as of the date of this Agreement;

               (e) Common Stock and options of the Company issued after the date hereof to directors, officers, employees or consultants of the Company and any Subsidiary pursuant to any qualified or non-qualified stock option plan, employee stock ownership plan, employee benefit plan, stock plan, or such other options, arrangements, agreements or plans intended principally as a means of providing compensation or incentive compensation for employment or services, approved by the Board of Directors of the Company;

               (f) Options, warrants or shares issued to banks or other lenders or equipment lessors in connection with the Company obtaining loans or equipment financing or to customers, prospective customers, vendors or strategic partners; or

               (g) Securities of capital stock issued in a merger or consolidation or as consideration for the acquisition by the Company of any other corporation or other business entity or of the assets and business thereof.

        4.6. Convenience. For convenience in administration, the Company may offer and sell Securities covered by the right in Section 4.1 without first offering such Securities to the Preemptive Shareholders, so long as the Preemptive Shareholders are given the opportunity to purchase their pro rata amount within 45 days after the close of the sale of Securities.

        4.7. Assignability. The rights of the Preemptive Shareholders set forth herein are nonassignable except (a) to any or all of the beneficial owners of a Preemptive Shareholder; (b) an Affiliate of a Preemptive Shareholder; (c) to the immediate Family of a Continuing Founder or trusts of which a Continuing Founder or such member of the Immediate Family is the beneficiary; and (d) to a purchaser who is not a competitor of the Company and who purchases all of the Preemptive Shareholder's Securities of the Company. Any assignee permitted under the preceding sentence shall assume the assignor's obligations under this Agreement and become a party to this Agreement in a manner satisfactory to the Company.

                                    ARTICLE V
                          CERTAIN TRANSFER RESTRICTIONS

        5.1. Restriction on Transfer. No Shareholder may sell or engage in any transaction which has resulted or which will result in a change in the beneficial or record ownership of any Securities held by the Shareholder, including without limitation a voluntary or involuntary sale, assignment, transfer, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy (a "Transfer"), except as provided in this Article V, and any such Transfer of Securities or attempted Transfer of Securities in contravention of this Article V shall be void and ineffective for any purpose and shall not confer on any transferee or purported transferee any rights whatsoever.

        5.2. Rights of First Refusal.

               (a) Each time a Shareholder proposes (or is required by operation of law or other involuntary transfer) to Transfer any or all of the Securities standing in such Shareholder's name or owned by him, such Shareholder shall first offer such Securities to the Company in accordance with the following provisions:

                    (i) Such Shareholder shall deliver a written notice (a "Notice") to the Company stating (A) such Shareholder's bona fide intention to Transfer such Securities, (B) the name and address of the proposed transferee,
(C) the number of Securities to be transferred, and (D) the purchase price per Security and terms of payment for which the Holder proposes to Transfer such Securities.

                    (ii) Within 30 days after receipt of the Notice, the Company shall have the first right to purchase or obtain such Securities, upon the price and terms of payment designated in the Notice. If the Notice provides for the payment of non-cash consideration, the Company at its option may pay the consideration in cash equal to the Board of Directors' good faith estimate of the present fair market value of the non-cash consideration offered. If the proposed Transfer is an encumbrance or is involuntary or by operation of law, the price of each Security purchased shall be its fair market value on the date the Company receives the Notice as determined in good faith by the Board of Directors and such price shall be payable in cash on the date of purchase. Fair market value as so determined by the Board of Directors shall be conclusive and binding on all interested parties.

                    (iii) If the Company elects not to purchase or obtain all of the Securities designated in the Transferring Shareholder's Notice, then the Shareholder may Transfer the Securities referred to in the Notice to the proposed transferee, provided that such Transfer (A) is completed within 60 days after the expiration of the Company's right to purchase or obtain such Securities, (B) is made at the price and terms designated in the Notice, and (C) the proposed Transferee agrees to be bound by the terms and provisions of this
Article V immediately upon receipt of such Securities. If such Securities are not so transferred, the Transferring Shareholder must give notice in accordance with this Article V prior to any other or subsequent Transfer of such Securities.

                    (iv) The Company may assign its rights hereunder as determined by the Board of Directors.

               (b) Notwithstanding Section 5.2(a), a Shareholder may Transfer
Securities: (i) to a member of the Shareholder's Immediate Family (including a revocable trust for the benefit of such a member), (ii) to a wholly owned subsidiary or constituent partner of the Shareholder, or (iii) to the estate of any of the foregoing by gift, will or intestate succession; provided that the Shareholder or his representative notifies the Company of any such Transfer and the proposed transferee agrees to be bound by the terms and conditions of this
Article V and to become a party to this Article V immediately upon the receipt of such Securities.

        5.3. Legal Compliance. Notwithstanding any provision to the contrary herein, the Company's obligation to pay or complete payment for any Securities to be purchased by it under this Article V is subject to its being legally permitted to do so under the tests in Sections 500 and 501 of the California Corporation Code and compliance with all applicable federal and state securities and other laws to which the Company is subject.

        5.4. Legend on Stock Certificates. Each certificate representing shares owned of record or beneficially by a party to this Agreement shall be endorsed with the following legend:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VARIOUS RESTRICTIONS ON TRANSFER, INCLUDING CERTAIN RIGHTS OF FIRST REFUSAL TO PURCHASE SUCH SECURITIES, SET FORTH IN AN INVESTORS RIGHTS AGREEMENT, A COPY OF WHICH IS AVAILABLE AT THE ISSUER'S HEADQUARTERS.

        Under no circumstances shall any Transfer of Securities subject hereto be valid until the proposed transferee thereof shall have provided to the Company a written acknowledgment of the provisions of this Article V; and notwithstanding any other provision of this Article V, no such Transfer of any kind shall in any event result in the non-applicability of the provisions hereof at any time to any of the Securities subject hereto.

        5.5. Term of this Article. The restrictions on Transfer of Securities set forth in this Article V shall terminate upon any of the following:

               (a) The determination of the Board of Directors that this Article V shall be terminated.

               (b) The liquidation or bankruptcy of the Company.

               (c) The consummation of an Initial Public Offering.

                                   ARTICLE VI
                              VOTING FOR DIRECTORS

        6.1. Directors. Each Shareholder agrees to vote their Securities in the Company as voted by the parties to that certain Stockholders Agreement dated April 9, 1997 as amended and as may be further amended from time to time (the "Stockholders Agreement").

        6.2. Termination. The obligation in Section 6.1 shall terminate at the time of the termination of the Stockholders Agreement.

                                   ARTICLE VII
                                  MISCELLANEOUS

        7.1. No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        7.2. Amendments, Waivers and Consents. Any provision in the Agreement to the contrary notwithstanding, and except as hereinafter provided, changes in, termination or amendments of or additions to this Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived, if the Company (i) shall obtain consent thereto in writing from the holder or holders of at least a majority of the Registrable Shares, provided that the consent of at least eighty percent (80%) of the Registrable Shares is necessary to amend or terminate Article IV, (ii) shall deliver copies of such consent in writing to any Shareholders who did not execute such consent and
(iii) the consent of an affected Continuing Founder is obtained if the Continuing Founder's rights in Section 4.1 is amended or terminated; provided that no consents shall be effective to reduce the percentage of the Registrable Shares the consent of the holders of which is required under this Section 7.2. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        7.3. Addresses for Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telegraphed or delivered to each applicable party at the address set forth in the records of the Company or at such other address as to which such party may inform the other parties in writing in compliance with the terms of this Section.

        If to any Shareholder: at such Shareholder's address for notice as set forth in the register maintained by the Company, or at such other address as shall be designated by such Person in a written notice to the other parties complying as to delivery with the terms of this Section.

        If to the Company: at the address set forth on page 1 hereof, or at such other address as shall be designated by the Company in a written notice to the other parties complying as to delivery with the terms of this Section.

        All such notices, requests, demands and other communications shall be deemed delivered: three days after mailed (which mailing must be accomplished by certified mail, return receipt requested and postage prepaid); when transmitted by successful facsimile transmission; one business day after deposited with a guaranteed overnight courier service (charged to sender); or when delivered in hand or dispatched by telegraph.

        7.4. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company. This Agreement is not assignable by the Shareholders without the consent of the Company, except as provided for in Sections 3.14 and 4.7.

        7.5. Entire Agreement. This Agreement and the Stockholders Agreement constitute the entire agreement among the parties and supersedes any prior or contemporaneous understandings, representations or agreements concerning the subject matter hereof. In particular Articles 7, 8 and 9 of the 1993 Stock Purchase Agreement, as amended, Articles 7, 8 and 9 of the 1994 Stock Purchase Agreement, as amended,

Articles 6, 7 and 8 of the 1995 Stock Purchase Agreement, as amended, Articles 6, 7 and 8 of the 1996 Stock Purchase Agreement, as amended, Articles 6, 7 and 8 of the Vulcan Stock Purchase Agreement, as amended, and Articles 6, 7 and 8 of the 1997 Stock Purchase Agreement, are hereby deemed terminated and of no further force or effect. This Agreement supersedes the prior rights of any Warrantholder with respect to any registration rights.

        7.6. Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

        7.7. Confidentiality. Each Shareholder agrees that it will keep confidential and will not disclose, or divulge any confidential, proprietary, secret or non-public information which such Shareholder may obtain from the Company (except as otherwise required by law or as otherwise contemplated by the Marketing and Licensing Agreement dated March 16, 1995 between the Company and Fletcher Challenge Power Marketing Ltd.) and not use such information other than for the benefit of the Company or in furtherance of the Shareholder's rights as a shareholder of the Company, provided that no such information shall be deemed to be non-public if it (i) is or becomes generally available to the public other than as a result of a disclosure by the Shareholder or its respective agents, representatives or employees; (ii) is or becomes available to the Shareholder on a non-confidential basis from a source (other than the Company or one of its officers, directors, agents, representatives or employees) that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) was known to the Shareholder on a non-confidential basis prior to its disclosure to it by the Company and provided further that, any other term of this Agreement to the contrary notwithstanding, the Company shall not be obligated to disclose any information, the disclosure of which it believes in good faith would be detrimental to the Company or its shareholders.

        7.8. Governing Law and Construction. This Agreement will be governed by and construed in accordance with the laws of California, without regard to the principles of conflicts of law. The language of this Agreement shall be deemed to be the result of negotiation among the parties and their respective counsel and shall not be construed strictly for or against any party. Each party (i) agrees that any action arising out of or in connection with this Agreement shall be brought solely in federal or state courts in Los Angeles, California, (ii) hereby consents to the sole jurisdiction of such courts, and (iii) agrees that, whenever a party is requested to execute one or more documents evidencing such consent, it shall do so immediately.

        7.9. Headings. Article, section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        7.10. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

        7.11. Further Assurances. From and after the date of this Agreement, upon the request of any Shareholder or the Company, the Company and the Shareholder shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

        7.12. Aggregation of Stock. All shares of Company stock held or acquired by a Shareholder and its Affiliates and Immediate Family shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

        7.13. Attorney's Fees. In the event that any dispute among the parties to this Agreement should result in a legal proceeding, the prevailing party shall be entitled to recover from the other party(ies) to such dispute, all fees, costs and expenses of enforcing any right under or with respect to this Agreement, including without limitation, such fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of August 22, 1997.

CAPSTONE TURBINE CORPORATION


By: /s/ Jeffrey R. Watts
    ----------------------------------------
Its: Chief Financial Officer